Exhibit 99.1
STRATEX OIL & GAS ENTERS INTO JOINT DEVELOPMENT AGREEMENT TO
EXPLOIT SIGNIFICANT SAN MIGUEL OIL RESOURCE IN ZAVALA COUNTY, TEXAS

Houston, TX - (Marketwired) – April 16, 2014 - Stratex Oil & Gas Holdings, Inc. (OTCQB: STTX) (the “Company”) announced today that it has entered into a Joint Development Agreement (“JDA”), dated as of April 11, 2014, by and among the Company, Quadrant Resources LLC, (“Quadrant”), and Eagleford Energy, Zavala Inc. (“EEZ”).  Pursuant to the JDA, Quadrant has agreed, at its sole cost and expense, to drill 3 wells and to rework 5 wells to test the San Miguel formation (the “Phase I Work Program”) on an oil and gas lease covering 2,629 acres in Zavala County, Texas (the “Matthews Lease”). Presently, each of Stratex and EEZ has the rights to an undivided 50% working interest in the Lease.

Quadrant’s principals have extensive experience and success drilling and completing medium to heavy oil resources on a global basis. The focus of the JDA will be the commencement of primary San Miguel oil production from a known oil interval underlying the Little Tom Field, situated on the Matthews Lease.  The San Miguel formation is a massive, relatively shallow (2,600 to 2,800 feet) and well defined sandstone resource containing approximately 2 to 3 billion barrels of original oil in place (”OOIP”), as estimated by the Bureau of Economic Geology and the University of Texas. Managements of both Stratex and Quadrant believe that the Matthews Lease contains approximately 150 million barrels of OOIP, of which one-third (33.3%) is recoverable and will produce utilizing primary production methodology. Drilling and rework operations, expected to commence during this current quarter, are initially contemplated utilizing 20 acre spacing, with density potentially increasing to 10 acre spacing over time. This would indicate a drilling inventory of approximately 200 locations on the Matthews Lease.  According to past Texas Railroad Commission filings, approximately 97,000 barrels of oil from the San Miguel formation have been previously produced from the Little Tom Field.

Under the terms of the JDA, Stratex shall serve as Operator and conduct the Phase I Work Program under the direction of Quadrant. Quadrant has undertaken to cause the Phase I Work Program to be completed by June 15, 2015.  Provided that Quadrant has satisfied certain conditions set forth in the JDA by that date, Quadrant shall have earned the right to receive a conveyance of an undivided 50% working interest in the Matthews Lease, but insofar only as the Matthews Lease covers and includes the San Miguel interval underlying the “Development Area”. At such point in time, Stratex and EEZ will each hold a 25% working interest in the Development Area. With respect to 7 of the 8 Phase I Wells, the Company has the right to receive 16.66% of the revenues before Payout and 25.0% of the revenues after Payout. The Company will not be entitled to participate in any revenues derived from the reworking of the Matthews No. 3V Well.

Stephen Funk, CEO of Stratex stated, “We are quite excited to enter into this JDA with Quadrant to exploit the highly scalable potential of our San Miguel oil play, which we believe will add significant upside to our core south Texas drilling operations. The Company is now well positioned to achieve our previously stated objectives; (i) to increase production and cash flow, (ii) to grow organically through the drillbit and (iii) to create significant value for all of our stakeholders.”

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About Stratex Oil & Gas Holdings, Inc.

Stratex Oil & Gas Holdings, Inc. is an independent energy company focused on the acquisition and subsequent organic exploitation and development of primarily operated crude oil properties in Texas, within the prolific Eagle Ford Shale play, as well as non-operated working interests in North Dakota, Montana and Kansas. Stratex is fully committed to the creation of long term value for all of its stakeholders. For more information visit: http://www.stratexoil.com

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Additionally, words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" "project" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the events or results anticipated by these forward- looking statements may not occur. Factors that could cause or contribute to such differences include the ability of Stratex Oil & Gas to attract customers for its services, and to continue developing its oil & gas assets. Further information on Stratex's risk factors is contained in its filings with the Securities and Exchange Commission. Stratex Oil & Gas does not undertake any duty nor does it intend to update the results of these forward-looking statements.

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